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                                                                    EXHIBIT 3.14

ENDORSED
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 03/14/2001
010128038 - 2988989

                            CERTIFICATE OF CONVERSION

                                       OF

                                 ONEPLACE, LTD.
                                  -------------


        OnePlace, Ltd., a Delaware corporation (the "Corporation"), does hereby certify the following in accordance with Section 266 of the General Corporation Law of the State of Delaware:

        1. The name of the Corporation is "OnePlace, Ltd." The name of the Corporation has not changed since it was originally incorporated in the State of Delaware.

        2. The original Certificate of Incorporation for the Corporation was filed on January 5, 1999, with the Delaware Secretary of State.

        3. The name of the Delaware limited liability company into which the Corporation is being converted is "OnePlace, LLC".

        4. The conversion of the Corporation into a Delaware limited liability company has been approved by the unanimous vote of all of the directors and all of the stockholders of the Corporation in accordance with the provisions of
Section 266 of the General Corporation Law of the State of Delaware.

        5. This Certificate of Conversion shall become effective on March 9,
2001.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion of OnePlace, Ltd. effective as of March 9, 2001.


                                            OnePlace, Ltd.,
                                            a Delaware corporation


                                            By: /s/ Jonathan L. Block
                                               ---------------------------------
                                               Jonathan L. Block,
                                               Vice President